Exhibit 10.1

SEPARATION AGREEMENT

In connection with the termination of my employment with AeroVironment, Inc. (the “Company”), and to assist me with my transition to retirement, I, Cathleen S. Cline, am being offered a special payment of money and the opportunity to enter into a Consulting Agreement which will permit continued vesting of my stock options and restricted stock awards during the term of that Consulting Agreement. I understand that to receive this special payment and to be offered the Consulting Agreement I must sign this Agreement. I have been advised to carefully consider everything that is written in this Agreement before signing it.

In order to settle as fully as possible all known and unknown claims I might have against the Company and all related parties, the Company and I agree as follows:

(a)                               Consideration: Within 14 days after the Company receives this Agreement and it has become effective, the Company will do the following:

(i)                                  Pay me the aggregate, gross amount of Two Hundred-Fifty Thousand Dollars ($250,000.00) (the “Severance Payment”), reduced by legally required deductions, an amount to which I am not otherwise entitled. The Severance Payment will be paid in two equal installments of $125,000, payable on May 15, 2016 and January 15, 2017.  This amount will not be taken into account in determining my rights or benefits under any other program. The Company will report this amount on IRS Form W-2 and its state and local equivalents.

(ii)                              Pay me the annual cash bonus earned for fiscal year 2016 (“FY16”) based on my bonus target and the degree to which the Company has achieved the performance metrics established for the annual bonus program, subject to all the terms and conditions of the annual bonus program and payable at the same time that bonus payments are made to other participants in the annual bonus program.

(iii)                          Offer me a Consulting Agreement pursuant to which I would render the consulting services described herein to the Company from May 1, 2016 until April 30, 2017 (the “Term”) and receive monthly retainer payments of $2,000 per month for my services under the Consulting Agreement, payable by the 15th day of the following month, subject to the terms and conditions of the Consulting Agreement.

(iv)                          It is intended that the termination of employment and the commencement of the consulting arrangement occur contemporaneously as contemplated by the 2006 Equity Incentive Plan, as amended and restated (the “2006 Plan”), so that a “Termination of Service” does not occur under the 2006 Plan.

(b)                              Release: I release (i.e., give up) all known and unknown claims that I presently have against the Company, its current and former, direct and indirect owners, parents, subsidiaries, brother-sister companies, and all other affiliates and related entities, and their current and former directors, officers, employees, agents, and other related parties (the “Released Parties”), except claims that the law does not permit me to waive by signing this Agreement.  For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment  & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the

Employee Retirement Income Security Act of 1974 (“ERISA”), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(c)                                Treatment of AV Stock Options and Restricted Stock Awards: I understand and agree that, pursuant to the terms of the 2006 Plan and the terms of each award agreement, (i) each of the restricted stock awards that I have received from the Company will cease vesting upon my Termination of Service (as defined below), (ii) all Unreleased Shares (as defined in the individual restricted stock award agreements but generally meaning unvested shares) of any restricted stock awards that I have received will terminate and be forfeited immediately without any further action of the Company upon my Termination of Service, (iii) any stock option awards that I have received from the Company will cease vesting upon my Termination of Service, and (iv) the portion of any stock options awards that are vested and exercisable as of the date of my Termination of Service may not be exercised after the expiration of three months following the date of my Termination of Service unless such Termination of Service occurs by reason of my death (in which case, the options must be exercised within one year of the Termination of Service), Disability (in which case, the options must be exercised within one year of Termination of Service) or discharge for cause (in which case, the options expire on the date of Termination of Service). My Termination of Service will occur upon the earlier to occur of the following: (i) the expiration of my Consulting Agreement on April 30, 2017, (ii) my earlier death or Disability or (iii) the termination of my Consulting Agreement with the Company for cause. In the event of any inconsistency between this letter and such documents, the terms contained in the 2006 Plan and your stock award documents shall govern.

Challenge to Validity and Communication with Government Agency: Nothing in this Agreement limits or affects my right to challenge the validity of this Agreement under the ADEA or Older Workers Benefit Protection Act or precludes me from filing an administrative charge, complaint, report, or other communication of any sort with any federal, state or local government office, official or agency. I promise never to seek or accept any damages, remedies or other relief for myself personally with respect to any claim released by Paragraph (b) of this Agreement.

(d)                              Applicable Law:  This Agreement is governed by the laws of California without giving any effect to its choice of laws analysis.

(e)                               Representations and Promises: The Company and I acknowledge and agree that:

(i)                                  Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that I might have with respect to the Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against me, the Company, or any Released Party. This Agreement

supersedes any prior agreement I may have with the Company, including the Severance Protection Agreement. The Severance Protection Agreement shall terminate and be of no force and effect upon the effectiveness of this Agreement.

(ii)                              Amendments:  This Agreement only may be amended by a written agreement that the Company and I both sign.

(iii)                          Representations:  When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement.   The Company would not have agreed to pay the consideration I am getting in exchange for this Agreement but for the representations and promises I am making by signing it.  I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future.  I have properly reported all hours that I have worked and I have been paid all wages, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.  I understand that the Company in the future may improve employee benefits or pay.  I understand that my old job may be refilled.  I have not been told that the Company or any Released Party ever will employ me in the future.

(iv)                          No Wrongdoing:  This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.

(v)                              Unknown Claims:  I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released.  I have not assigned or given away any of the claims I am releasing.

(vi)                          Effect of Void Provision:  If the Company successfully asserts, or I successfully assert, that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it.  If this Agreement is cancelled, I will repay the consideration I received for signing it plus the value of any stock options or restricted stock awards that vested as a result of the delay in the occurrence of a Termination of Service that resulted from the parties entering into the consulting agreement contemplated herein.

(vii)                      Consideration of Agreement:  If I initially did not think any representation I am making in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in the box above my signature started when I first was given this Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Agreement.

(viii)                  Disclosure of Unlawful Conduct or False Claims:  I have disclosed to the Company any information I have concerning any conduct involving the Company or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States.  I promise to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during my employment with the Company or any affiliate.  I understand that nothing in this Agreement prevents me from cooperating with any U.S. government investigation.  In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.

(ix)                          Nondisparagement:   I agree not to criticize, denigrate, or otherwise disparage the Company, any other Released Party, or any of their products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  However, nothing in this subsection shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

(f)                                Employment Termination: The Company has accepted my resignation effective April 30, 2016 (the “Termination Date”). Except as otherwise specifically provided in this Agreement or the Consulting Agreement, I waive future coverage and benefits under all Company benefit programs that are only available for current and active employees of the Company. Whether I sign this Agreement or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally am ineligible for them shortly after my Termination Date, after which I may be able to purchase continued coverage under certain of such plans.

(h)                              Arbitration of Disputes: The Company and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim. I also agree to resolve through final and binding arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings. I acknowledge that I understand this section’s arbitration requirements and that arbitration would be in lieu of a jury trial.

(i)                                  AV Property: The Company has agreed that I may retain my current cell phone after it has been wiped clean of all Company material, or at the option of the Company, the Company will purchase a replacement phone for me. I agree to return all other AV property in my possession, including my laptop computer and all other equipment and items.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

MAY 19, 2016 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO GINO CESARIO AT 900 INNOVATORS WAY, SIMI VALLEY, CA 93065. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENT OR THE OFFER OF THE CONSULTING AGREEMENT DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO GINO CESARIO AT 900 INNOVATORS WAY, SIMI VALLEY, CA 93065 BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR THE OFFER OF THE CONSULTING AGREEMENT DESCRIBED IN IT.

CATHLEEN S. CLINE

Date:	4/28/2016

Signature	/s/ Cathleen S. Cline

AEROVIRONMENT, INC.

Date:	5/3/2016

By:	/s/ Wahid Nawabi

Its:	President and Chief Executive Officer